EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-137073) of Hospitality Properties Trust and in the related Prospectuses of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Hospitality Properties Trust, Hospitality Properties Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hospitality Properties Trust, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 23, 2007